CONFIDENTIAL TREATMENT REQUESTED

Exhibit 10.40

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of December 5, 2011, by and between MAXWELL TECHNOLOGIES, INC. (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including December 5, 2013, not to exceed at any time the aggregate principal amount of Fifteen Million Dollars ($15,000,000) (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital requirements and general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of even date herewith as amended, restated, modified or supplemented from time to time (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit (the “Letters of Credit Sublimit”) plus (ii) the Credit Card Services Sublimit shall not at any time exceed One Million Five Hundred Thousand Dollars ($1,500,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty five (365) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full

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amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c) Credit Card Services Subfeature. Subject to the terms and conditions of this Agreement, Borrower may request corporate credit cards from Bank (the “Credit Card Services”) for itself and its respective officers and employees. The sum of (i) the aggregate limit of the corporate credit cards (the “Credit Card Services Sublimit”) plus (ii) the Letters of Credit Sublimit shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00), provided that availability under the Line of Credit shall be reduced by the aggregate limits of the corporate credit cards issued to Borrower and its respective officers and employees. In addition, Bank may, in its sole reasonable discretion, charge as advances under the Line of Credit any amounts that become due or owing to Bank in connection with the Credit Card Services. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.

(d) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. On the maturity date of the Line of Credit, or such earlier date as all principal owing under the Line of Credit becomes due and payable by acceleration or otherwise, all of the advances and other extensions of credit under the Line of Credit shall be immediately due and payable, in cash.

SECTION 1.2. EQUIPMENT TERM COMMITMENT.

(a) Equipment Term Commitment. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including April 30, 2012 not to exceed the aggregate principal amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000) (“Equipment Term Commitment”). The proceeds of the initial advance under the Equipment Term Commitment shall be used to finance Eligible Equipment purchased since April 1, 2011 (determined based upon the applicable invoice date of such Eligible Equipment); subsequently, all Eligible Equipment must have been new when purchased by Borrower, except for such Eligible Equipment that is disclosed in writing to Bank by Borrower, and that Bank in its sole discretion has agreed to finance, prior to being financed by Bank. No Equipment Advance may exceed eighty percent (80%) of the total invoice for Eligible Equipment (excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Eligible Equipment except to the extent such are allowed to be financed pursuant hereto as Other Equipment). Unless otherwise agreed to by Bank, not more than twenty percent (20%) of the proceeds of the Equipment Line shall be used to finance Other Equipment. On April 30, 2012, the Equipment Term Commitment shall convert to a term loan, as described more fully below. Borrower’s obligation to repay advances under the Equipment Term Commitment shall be evidenced by a promissory note dated as of even date herewith as amended, restated, modified or supplemented from time to time (“Equipment Term Commitment Note”; and together with the Line of Credit Note, collectively, the “Promissory Notes”), all terms of which are incorporated herein by this reference.

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As used herein, “Eligible Equipment” shall mean the following to the extent it complies with all of Borrower’s representations and warranties to Bank, is reasonably acceptable to Bank in all respects, is located at 5271 Viewridge Court, Suite 100, San Diego, CA 92123-1604, 9244 Balboa Ave, San Diego, CA 92123, 3912 Calle Fortunada, Suite B, San Diego, CA 92123, 8644 West Ludlow Dr, Building C, Peoria, AZ 85381, or such other location of which Bank has approved in writing, and is subject to a first priority Lien in favor of Bank: (a) general purpose equipment, manufacturing equipment, computer equipment, office equipment, test and laboratory equipment, furnishings, and (b) Other Equipment.

As used herein, “Other Equipment” shall mean leasehold improvements, intangible property such as computer software and software licenses, prepaid maintenance charges, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.

(b) Borrowing and Repayment. Borrower may from time to time during the period in which Bank will make advances under the Equipment Term Commitment borrow and partially or wholly repay its outstanding borrowings, provided that amounts repaid may not be reborrowed, subject to all the limitations, terms and conditions contained herein or in the Equipment Term Commitment Note; provided however, that the total outstanding borrowings under the Equipment Term Commitment shall not at any time exceed the maximum principal amount available thereunder, as set forth above. Accrued interest on advances made under the Equipment Term Commitment shall be payable on the last day of each month, commencing on January 31, 2012. The outstanding principal balance of the Equipment Term Commitment and all accrued interest thereon, shall be due and payable in full on April 30, 2012; provided however, that so long as Borrower is in material compliance on said date with all terms and conditions contained herein and in any other documents evidencing any credit subject hereto, Bank agrees to restructure repayment of said outstanding principal balance so that principal and interest shall be amortized over three (3) years and shall be repaid in thirty-six (36) installments, as set forth in the Equipment Term Commitment Note.

(c) Prepayment. Subject to the terms of the Equipment Term Commitment Note, Borrower may prepay principal on the Equipment Term Commitment at any time, in any amount and without premium or fee.

SECTION 1.3. INTEREST/FEES.

(a) Interest. The outstanding principal balance of advances made under the Line of Credit or the Equipment Term Commitment Line, and all other amounts owing hereunder, shall bear interest and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid and not reimbursed to the date such amount is fully repaid by Borrower, at the rate of interest set forth in the Promissory Notes and each other promissory note or other instrument, document or agreement executed in connection herewith or therewith.

(b) Computation and Payment. Interest shall be computed on the basis of a three hundred sixty (360) day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby. The amount and date of each loan or advance under this Agreement, the Line of Credit Note, the

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Equipment Term Commitment Note, or any other Loan Document, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower or any Subsidiary, any Guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such, Subsidiary, Guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Agreement or any other Loan Document, when due in accordance with the terms hereof.

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one quarter of one percent (0.25%) per annum (computed on the basis of a three hundred sixty (360) day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the last day of each calendar quarter.

(d) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to one and one quarter percent (1.25%) of the face amount thereof; provided that if any such Letter of Credit is cash-secured, such percentage shall be reduced to three quarters of one percent (0.75%) and (ii) fees upon the occurrence of any activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.4. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under this Agreement by charging Borrower’s deposit account number 4121736615 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.5. COLLATERAL.

As security for all Indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in those of Borrower’s assets provided in that certain Security Agreement of even date herewith executed by Borrower for the benefit of Bank (the “Collateral”).

SECTION 1.6. GUARANTIES. The payment and performance of all Indebtedness and other obligations of Borrower to Bank hereunder shall be guaranteed jointly and severally by all present and future Material Subsidiaries which guaranties shall be secured by unconditional, continuing pledges and security interests in and to all of the assets and properties of such Material Subsidiaries (any such Material Subsidiary, together with any other guarantors of the Line of Credit, the Equipment Term Commitment and/or any other Indebtedness of Borrower to Bank from time to time, each a “Guarantor” and collectively, “Guarantors”), as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank (the “Guaranty”). Upon the creation or acquisition of any new Material Subsidiary or of any Subsidiary becoming a Material Subsidiary, Borrower and such Subsidiary shall: (a) promptly notify Bank of the creation or acquisition of such Material Subsidiary, (b) take all such action as may be reasonably

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required by Bank to cause such Material Subsidiary to guarantee the obligations of Borrower hereunder and grant such pledges and security interests in all of its properties and assets to secure payment and performance of such obligations, and (c) take all such action as may be reasonably required by Bank to grant and pledge to Bank a first-priority security interest in the stock or other equity interests of, and any indebtedness owing from, such Material Subsidiary. Notwithstanding anything to the contrary contained herein, (i) no Foreign Subsidiary shall be required to provide a Guaranty and (ii) Borrower shall not be required to pledge more than sixty five percent (65%) of the of the total combined voting power of all classes of stock entitled to vote the shares of capital stock of any such Foreign Subsidiary.

As used herein, “Subsidiary” is, as to any person or entity, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person or entity.

As used herein, “Material Subsidiary” means (i) Maxwell Technologies SA and (ii) as of the last day of each of Borrower’s fiscal quarters, any of Borrower’s Subsidiaries that has (i) total revenues for the two quarter period ending on such date equal to or greater than two percent (2.0%) of Borrower’s and its consolidated Subsidiaries’ total revenues during such six (6) month period or (ii) owns or holds assets as of such date equal to or greater than two percent (2.0%) of Borrower’s and its consolidated Subsidiaries’ total assets as of such date.

As used herein, “Foreign Subsidiary” means any Subsidiary of Borrower not incorporated or organized under the laws of one of the States or jurisdictions of the United States.

SECTION 1.7. SUBORDINATION OF DEBT. All Indebtedness and other obligations of Borrower to any other creditor (other than Permitted Indebtedness defined in Section 5.4 below) shall be subordinated in right of repayment to all Indebtedness and other obligations of Borrower to Bank, as evidenced by and subject to the terms of subordination agreements in form and substance satisfactory to Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Borrower and each Third Party Obligor is duly organized and existing and in good standing under the laws of its respective jurisdiction of organization and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect.

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SECTION 2.2. AUTHORIZATION AND VALIDITY. Borrower and each Third Party Obligor, as applicable, has full power and authority to execute and deliver this Agreement, the Promissory Notes and each other promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”), in each case, to which it is a party. The Loan Documents have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms (subject to the effect of applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect of the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity)). Borrower and each Third Party Obligor, as applicable, have rights in and the power to transfer any Collateral, and their respective right, title and interest to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Except as set forth on Schedule 2.2 attached hereto, which schedule may be updated from time to time, Borrower is in possession of and has control over all of its assets and properties, and, without limiting the generality of the foregoing, none of Borrower’s affiliates is in possession or control of any such assets or property, or collects, services or administers Borrower’s contract rights, accounts receivable or any proceeds thereof. Except as set forth on Schedule 2.2 attached hereto, which schedule may be updated from time to time, Borrower and each Third Party Obligor are the sole owners of their respective intellectual property, except for licenses granted in the ordinary course of business for the use of the intellectual property of Borrower that are either non-exclusive or that may be exclusive in one or more respects as to a particular field of use, geographic area or limited period of time that do not result in a legal transfer of title to, or all substantial rights in, the licensed property under applicable law. Except as set forth on Schedule 2.2 attached hereto, which schedule may be updated from time to time, each of the copyrights, trademarks and patents is valid and enforceable, and no material part of Borrower’s or any Third Party Obligor’s intellectual property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower or any Third Party Obligor that any part of its intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a material adverse effect.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower and each Third Party Obligor of the Loan Documents to which it is a party do not and will not violate or contravene any provision of Borrower’s or any Third Party Obligor’s articles or certificate of incorporation, memorandum of association, bylaws, operating agreement or other constituting or governing documents, in each case, as currently in effect and as amended or restated from time to time. The execution, delivery and performance by Borrower and each Third Party Obligor of the Loan Documents to which it is a party do not and will not violate any provision of any law or regulation, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any Third Party Obligor is a party or by which Borrower or any Third Party Obligor or their respective properties may be bound.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or any Third Party Obligor other than those set forth on Schedule 2.4 attached hereto, which schedule may be updated from time to time.

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SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT; FULL DISCLOSURE.

(a) The annual financial statements of Borrower for the 2010 fiscal year, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower in all material respects, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except for Permitted Liens.

(b) No representation, warranty or other statement in any certificate or written statement given to Bank by or on behalf of Borrower or any Third Party Obligor, as of the date such representation, warranty, or other statement was made or deemed made and when taken together with all other representations, warranties or other statements, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements, in the light of the circumstances under which they were made, not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its or any Third Party Obligor’s income tax payable with respect to any year. Borrower and each Third Party Obligor has timely filed or has obtained extensions for filing all required federal, and all material foreign, state and local, tax returns and reports, and Borrower and each Third Party Obligor has timely paid all federal and all material foreign, state and local taxes, assessments, deposits and contributions owed by Borrower or such Third Party Obligor, except as set forth on Schedule 2.6 attached hereto, which schedule may be updated from time to time.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any Third Party Obligor is a party or by which Borrower or any Third Party Obligor may be bound that requires the subordination in right of payment of any of Borrower’s or any Third Party Obligor’s obligations subject to this Agreement to any other obligation of Borrower or such Third Party Obligor.

SECTION 2.8. PERMITS, FRANCHISES. Borrower and each Third Party Obligor possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9. ERISA. Borrower and each Third Party Obligor is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Neither Borrower nor any Third

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Party Obligor has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or a Third Party Obligor (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower and each Third Party Obligor has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Neither Borrower nor any Third Party Obligor is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation the effect of which could reasonably be expected to have a material adverse effect on the financial condition of Borrower or any Third Party Obligor.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 2.11 attached hereto, which schedule may be updated from time to time, Borrower and each Third Party Obligor is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s or such Third Party Obligor’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any Third Party Obligor is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any Third Party Obligor has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12 REGULATORY COMPLIANCE.

(a) Neither Borrower nor any Third Party Obligor is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any Third Party Obligor has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect. Borrower and each Third Party Obligor has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue their respective businesses as currently conducted.

(b) Borrower and each Third Party Obligor is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) and the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub.

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L. 109-177) (the “Patriot Act”). No part of the proceeds of the Line of Credit, the Equipment Term Commitment Line or any other extension of credit from Bank from time to time, will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United Stats Foreign Corrupt Practices Act of 1977, as amended.

(c) Neither Borrower nor any Third Party Obligor (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance reasonably satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement, the Line of Credit Note, the Equipment Term Commitment Note and each other promissory note or other instrument or document required hereby.

(ii)	Certificates of Incumbency.

(iii)	Corporate Resolutions: Borrowing.

(iv)	Security Agreement: Borrower.

(v)	Such landlord and bailee waivers as Bank may require.

(vi)	An opinion of counsel to Borrower covering such matters as may be required by Bank.

(vii)	Account control agreements, in favor of and in form and substance satisfactory to, Bank for any accounts maintained outside of Bank.

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(viii)	Such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Third Party Obligor hereunder, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such Third Party Obligor.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

(e) Payment of Fees. Borrower shall have paid to Bank the fees and expenses, then due as specified in the Loan Documents.

(f) Financing Statement. Borrower hereby authorizes Bank to file a UCC National Form Financing Statement, identifying Bank as the secured party, and Borrower as the debtor.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true, correct and complete in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

SECTION 3.3. CONDITIONS SUBSEQUENT. Bank shall have received, in form and substance reasonably satisfactory to Bank, each of the following, duly executed:

(a) By no later than December 31, 2011, a landlord waiver in respect of Borrower’s leased location located at 8644 West Ludlow Drive, Building C, Peoria, Arizona 85381

(b) By no later than January 31, 2012, a pledge of sixty five percent (65%) of the Shares of Maxwell Technologies SA.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of

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Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit, and cause each Third Party Obligor to permit, any representative of Bank, at any reasonable time, upon reasonable prior notice unless and Event of Default has occurred and is continuing, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and each Third Party Obligor.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) as soon as available, but no later than the earlier of (i) five (5) days after filing with the Securities Exchange Commission or (ii) ninety (90) days after the end of each fiscal year of Borrower, Borrower’s consolidated audited financial statements (to include a balance sheet, income statement, statement of cash flows and footnotes) prepared in accordance with GAAP consistently applied together with an unqualified opinion with respect to the financial statements prepared by an independent certified public accounting firm reasonably acceptable to Bank and Form 10-K;

(b) as soon as available, but no later than the earlier of (i) five (5) days after filing with the Securities Exchange Commission or (ii) forty-five (45) days after the end of each fiscal quarter of Borrower, Borrower’s consolidated and consolidating financial statements (to include a balance sheet, income statement, statement of cash flows) prepared in accordance with GAAP consistently applied (other than being subject to normal year-end adjustments) and Form 10-Q;

(c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower, in form and substance reasonably satisfactory to Bank, that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(d) not later than forty five (45) days after and as of the end of each quarter, an aged listing of accounts receivable and accounts payable, a reconciliation of accounts, and a statement with respect to the then existing obligations of Borrower under that certain Maxwell Technologies Guaranty dated March 10, 2011 by and between the Borrower and Neuman Aluminum Impact Extrusion, Inc., and immediately upon each request from Bank, a list of the names and addresses of all Borrower’s account debtors;

CONFIDENTIAL TREATMENT REQUESTED

(e) not later than thirty (30) days after and as of the end of each fiscal year, annual projections approved by Parent’s board of directors; and

(f) from time to time such other information as Bank may reasonably request.

SECTION 4.4. COMPLIANCE. Preserve and maintain, and cause each Third Party Obligor to perform and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower or any Third Party Obligor is organized and/or which govern Borrower’s or such Third Party Obligor’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, any Third Party Obligor, and/or their respective business to the extent the failure to maintain or comply with such items could reasonably be expected to have a material adverse effect on the financial condition of Borrower or any Third Party Obligor.

SECTION 4.5. INSURANCE. Maintain and keep in force, for each business in which Borrower or any Third Party Obligor is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s or any Third Party Obligor’s business in good repair and condition subject to ordinary wear and tear, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge, and cause each Third Party Obligor to pay and discharge, when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s reasonable satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Third Party Obligor with a claim in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Minimum Liquidity Coverage Ratio not less than 2.0 to 1.0 at any time measured as of the end of each fiscal quarter, with “Minimum Liquidity Coverage Ratio” defined as the ratio of (i) the sum of (1) Borrower’s domestic unrestricted cash and cash equivalents on deposit with Bank and/or subject to control agreements in favor of Bank, plus (2) thirty percent (30%) of net accounts receivable billed by Borrower, provided that: (x) no such account receivable is more than (90) days past invoice date; and (y) the aggregate amount of such net domestic

CONFIDENTIAL TREATMENT REQUESTED

accounts receivable shall not comprise more than fifty percent (50%) of the numerator of the Minimum Liquidity Coverage Ratio, and divided by (ii) outstanding advances under the Line of Credit (including the Letters of Credit Sublimit and Credit Card Sublimit).

(b) Quick Ratio not less than 1.125 to 1.000 at any time, measured as of the end of each fiscal quarter, with “Quick Ratio” defined as the ratio of (i) the sum of (1) consolidated unrestricted cash plus (2) net consolidated accounts receivable, and (ii) divided by the sum of (1) total consolidated current liabilities plus (2) outstanding advances under the Line of Credit (including the Letters of Credit Sublimit and Credit Card Sublimit).

(c) EBITDA not less than (i) Three Million Two Hundred Fifty Thousand Dollars ($3,250,000.00) as of the fiscal quarters ending September 30, 2011 and December 31, 2011, and (ii) Four Million Dollars ($4,000,000.00) as of each quarter end thereafter; with “EBITDA” defined as the sum net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense, amortization expense and non-cash stock compensation expense, each on a consolidated basis.

(d) Net consolidated income after taxes not less than One Dollar ($1.00) on an annual basis, determined as of each fiscal year end, beginning with the 2011 fiscal year.

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) business days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any Third Party Obligor; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any Third Party Obligor’s property in excess of an aggregate of Two Hundred Fifty Thousand Dollars ($250,000.00).

SECTION 4.11 ACCOUNTS. Maintain its and its domestic Subsidiaries’ primary deposit, operating and investment accounts with Bank or Bank’s affiliates (subject to control agreements reasonably acceptable to Bank) which accounts shall represent at least fifty percent (50%) of the dollar value of Borrower’s accounts. For any deposit, operating, investment or other account maintained at any time at a domestic financial institution outside of Bank, Borrower shall cause the applicable bank or financial institution at or with which such account is maintained to execute a control agreement in favor of, and in form and substance reasonably satisfactory to, Bank. The provisions of the preceding sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees identified to Bank by Borrower as such, (ii) accounts with balances not to exceed Twenty Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate at any time, or (iii) accounts maintained by Borrower or its Subsidiaries with financial institutions outside of the United States not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time.

SECTION 4.12 COLLATERAL AUDIT. Permit Bank to perform audits of the Collateral at Borrower’s sole cost and expense, which collateral audits will be conducted at Bank’s request;

CONFIDENTIAL TREATMENT REQUESTED

provided, that, so long as no Event of Default has occurred and is continuing, Borrower shall not be required to pay for more than one (1) collateral audit in any calendar year at a cost of not more than Ten Thousand Dollars ($10,000).

SECTION 4.12 LANDLORD WAIVERS; BAILEE WAIVERS. Borrower shall provide at least thirty (30) days’ prior written notice to Bank if Borrower intends to add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in assets or property of Borrower); and shall deliver to Bank, a bailee waiver or landlord waiver, as applicable, in favor of, and in form and substance reasonably satisfactory to, Bank prior to the addition of any such new offices or business locations.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will not permit any Third Party Obligor to, without Bank’s prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of Twenty Five Million Dollars ($25,000,000) plus any unused amount available from the immediately preceding year from and after January 1, 2012.

SECTION 5.3. INTENTIONALLY OMITTED.

SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

As used herein, “Indebtedness” shall be construed in its most comprehensive sense and shall include any and all advances, debts, obligations and liabilities of Borrower, or any of them, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

As used herein, “Permitted Indebtedness” shall mean: (i) Indebtedness of Borrower in favor of Bank, whether arising under this Credit Agreement, the Line of Credit Note, the Equipment Term Commitment Note or other instrument or documents executed in connection therewith or otherwise; (ii) Indebtedness of Borrower existing as of the date hereof and set forth on Schedule 5.2 attached hereto; (iii) Indebtedness of Borrower secured by a Lien described in clause (vii) of the definition of Permitted Liens in Section 5.9 below, provided (A) such

CONFIDENTIAL TREATMENT REQUESTED

Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness, and (B) such Indebtedness does not exceed Two Million Dollars ($2,000,000) in the aggregate at any time; (iv) Indebtedness of Maxwell Technologies SA, not to exceed Ten Million Dollars ($10,000,000) outstanding at any time; (v) Indebtedness of a Borrower or Third Party Obligor to another Borrower or Third Party Obligor not to exceed Ten Million Dollars ($10,000,000) at any time, (vi) additional unsecured Indebtedness of Borrower in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000) outstanding at any time; (vi) extensions, refinancings, modifications, amendments and restatements of any item of Permitted Indebtedness described in (i) through (vi) above; and (vii) any other Indebtedness permitted in writing by Bank.

SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into or consolidate with any other entity (provided that (i) a Subsidiary may merge with and into another Subsidiary and (ii) a Subsidiary may merge with Borrower, so long as Borrower is the surviving entity), other than in connection with a Permitted Acquisition; (b) engage in any business other than the businesses of Borrower and its Subsidiaries as conducted as of the date hereof or businesses reasonably related or incidental thereto; (c) acquire all or substantially all of the assets of any other entity, other than in connection with a Permitted Acquisition; nor (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business, other than Permitted Dispositions.

As used herein:

“Permitted Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition of all or substantially all of the assets or stock (or other equity interests) of a business entity, or of all or substantially all of any business or division of a business entity, or a merger or consolidation or any other combination with another business entity so long as: (a) Borrower or its Subsidiary must be the surviving entity of any such acquisition, merger or consolidation to which it is a party, (b) the total cash and non-cash consideration (including the fair market value of all equity interests issued or transferred to the sellers thereof, all earnouts, holdbacks and other contingent payment obligations to the sellers thereof, and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of Borrower and its Subsidiaries for any such Permitted Acquisition shall not exceed $10,000,000 individually or exceed $30,000,000 in the aggregate over the term of this Agreement with respect to all Permitted Acquisitions, (c) any such acquired business entity shall comply with the requirements of Section 1.6 in connection with the consummation of such Permitted Acquisition, if applicable, (d) the business, division or assets acquired are for use in, or the business acquired is engaged in, the businesses of Borrower and its Subsidiaries as conducted as of the date hereof or businesses reasonably related or incidental thereto, (e) immediately before and after giving effect to such Permitted Acquisition, no Event of Default shall exist, (f) immediately after giving effect to such Permitted Acquisition, Borrower is in pro forma compliance with all financial covenants set forth in Section 4.9 hereof, and (g) Borrower shall have delivered to Bank, prior to the date of the consummation of each Permitted Acquisition, a certificate of an officer of Borrower certifying that all the requirements in clauses (a) through (f) above have been met or will be satisfied on or prior to the consummation of such Permitted Acquisition, which certificate shall attach copies of all of the documents, instruments, certificates and/or agreements (including, without limitation, all supporting schedules and calculations), all in substantially final form, necessary to, or delivered in connection with, such Permitted Acquisition.

CONFIDENTIAL TREATMENT REQUESTED

“Permitted Dispositions” means: (a) dispositions of obsolete, damaged, worn out or surplus property in the ordinary course of business, and (b) any other dispositions provided that (i) at the time of such disposition no Event of Default exists or would result from such disposition, and (ii) the aggregate fair market value of all property disposed of in reliance on this clause (b) over the term of this Agreement shall not exceed Ten Million Dollars ($10,000,000).

SECTION 5.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser, accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any of its Subsidiaries as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank or:

(a) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(b) those existing on the date hereof and as set forth on Schedule 5.6 attached hereto;

(c) those arising with respect to customary indemnification obligations incurred in the ordinary course of business (including, without limitation, customary indemnification provisions issued by Borrower or any of its Subsidiaries to officers and directors of Borrower and its Subsidiaries); provided that the aggregate uninsured and unpaid amount thereof does not exceed One Million Dollars ($1,000,000) in the aggregate at any time without the Bank’s consent, which consent shall not be unreasonably withheld;

(d) those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds, letters of credit and other similar obligations; provided that the aggregate amount thereof does not exceed One Million Dollars ($1,000,000) in the aggregate at any time;

(e) any guaranty by a Third Party Obligor of an obligation of (i) Borrower or another Third Party Obligor, to the extent such underlying obligation is permitted under this Agreement; provided that the aggregate amount thereof does not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any time;

(f) any other contingent obligation not permitted by clauses (a) through (e) above, so long as any such other contingent obligations, in the aggregate at any time outstanding, do not exceed One Hundred Thousand Dollars ($100,000).

SECTION 5.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except Permitted Indebtedness and the following:

(a) Borrower and its Subsidiaries may make and own investments in cash or cash equivalents in accounts which are subject to control agreements in form and substance reasonably satisfactory to, and in favor of, Bank;

(b) Borrower and its Subsidiaries may make loans and advances to employees or Borrower or its Subsidiaries for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed Twenty Five Thousand Dollars ($25,000) in the aggregate at any time outstanding.

CONFIDENTIAL TREATMENT REQUESTED

SECTION 5.8. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding except pursuant to existing employee compensation plans; provided that the aggregate amount thereof does not exceed Seven Hundred Fifty Thousand Dollars ($750,000) in any fiscal year.

SECTION 5.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except for Permitted Liens.

As used herein, “Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

As used herein, “Permitted Liens” shall mean and include: (i) Liens in favor of Bank; (ii) Liens on the assets of Borrower existing as of the date hereof as set forth on Schedule 5.9 attached hereto; (iii) Liens on the assets of Maxwell Technologies SA existing on the date hereof as set forth on Schedule 5.9 attached hereto; (iv) Liens of carriers, warehousemen, mechanics, materialmen, vendors, landlords and similar liens incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of Bank for the eventual payment thereof if subsequently found payable; (v) leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business; (vi) Liens upon or in any equipment which was acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment (and any accessions, attachments, replacements or improvements thereon) or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment (and any accessions, attachments, replacements or improvements thereon); (vii) Liens existing on any equipment (and any accessions, attachments, replacements or improvements thereon) at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and any accessions, attachments, replacements or improvements thereon, and the proceeds of such equipment (and any accessions, attachments, replacements or improvements thereon); (viii) provided that Borrower complies with Section 4.11 hereof, bankers’ Liens, rights of setoff and similar Liens incurred on deposits or securities accounts made in the ordinary course of business to the extent Bank has a security interest in such accounts; (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (x) Liens for taxes not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of Bank for the eventual payment thereof if subsequently found payable; (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; and (xii) any other Liens permitted in writing by Bank.

CONFIDENTIAL TREATMENT REQUESTED

SECTION 5.10. CHANGE IN MANAGEMENT. Permit any change in the Borrower’s Chief Financial Officer or Chief Executive Officer unless a replacement for such officer, reasonably acceptable to Bank, is approved by Borrower’s Board of Directors and engaged by Borrower within ninety (90) days of such change.

SECTION 5.11 AGREEMENTS NOT TO ENCUMBER. Agree with any person other than Bank not to grant or allow to exist a lien upon any of its or any of its Subsidiaries’ property, or covenant to any other person that Borrower or any Subsidiary in the future will refrain from creating, incurring, assuming or allowing any lien with respect to any of Borrower’s or any Subsidiaries’ property other than with respect to documents executed in connection with Permitted Liens.

SECTION 5.12 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated person.

SECTION 5.13 COMPLIANCE. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its or their important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any credit extension for that purpose; fail to meet the minimum funding requirements of ERISA with respect to any Plan, permit a reportable event (as defined in Section 4043 of ERISA) other than an event in relation to which the requirement to give notice of that event is waived by any regulation or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA), to occur with respect to any Plan; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the failure to comply or violation could reasonably be expected to have a material adverse effect; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any Plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency that could reasonably be expected to have a material adverse effect.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

CONFIDENTIAL TREATMENT REQUESTED

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days after the earlier to occur of (i) the date on which Borrower knew or reasonably should have known of the existence of such default or (ii) delivery by Bank of notice of such default.

(d) Any default in the payment or performance of any material obligation, or any defined event of default, under the terms of any material contract, including, without limitation, that certain Deferred Prosecution Agreement (case Mp. ‘11CR0329JM) filed on January 31, 2011 with the Clerk of the U.S. District Court for the Southern District of California, instrument or document (other than any of the Loan Documents) pursuant to which any Third Party Obligor has incurred any debt or other liability to any person or entity, including Bank.

(e) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) against Borrower or any Third Party Obligor which is not released within thirty (30) days of filing; or the recording of any abstract of judgment in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property which is not released within thirty (30) days of filing; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor which is not released within thirty (30) days; or the entry of a judgment against Borrower or any Third Party Obligor for an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) which is not satisfied within thirty (30) days of entry; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor which is not dismissed within thirty (30) days of filing.

(g) There shall exist or occur any event or condition that has or could reasonably be expected to have (a) a material adverse change in, or a material adverse effect upon the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its payment and other material obligations under the terms of this

CONFIDENTIAL TREATMENT REQUESTED

Agreement and the other Loan Documents or the ability of the Guarantors, collectively, to pay or perform any portion of their obligations in accordance with the terms of the Guaranties; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Third Party Obligor of any Loan Document to which it is a party.

(h) The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i) A transaction or series of related transactions to which the Borrower is a party, other than the sale of Borrower’s equity securities for bona fide financing purposes, the result of which results in a change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of thirty five percent (35%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest).

(j) Other than with respect to Permitted Liens or Permitted Dispositions, the sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any collateral required hereby.

SECTION 6.2. REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

CONFIDENTIAL TREATMENT REQUESTED

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	MAXWELL TECHNOLOGIES, INC.
5271 Viewridge Court, Suite 100
San Diego, CA 92123-1604
Attn: Chief Financial Officer

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Technology & Venture Banking
2030 Main Street, Suite 900
Irvine, CA 92614
Attn: Loan Team Manager

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all reasonable, documented, out-of-pocket payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), reasonably expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof (including audit and inspection fees and expenses, not to exceed Ten Thousand Dollars ($10,000) per audit, unless an Event of Default has occurred and is continuing), and the preparation of any amendments, modifications, extensions or waivers of, or consents relating to, the provisions hereof or thereof (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Guarantor hereunder or the business of such Guarantor, or any collateral required hereunder.

CONFIDENTIAL TREATMENT REQUESTED

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least One Million Dollars ($1,000,000.00) exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or

CONFIDENTIAL TREATMENT REQUESTED

refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is Five Million Dollars ($5,000,000.00) or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than Five Million Dollars ($5,000,000.00). Any dispute in which the amount in controversy exceeds Five Million Dollars ($5,000,000.00) shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

CONFIDENTIAL TREATMENT REQUESTED

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within one hundred eighty (180) days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

[Balance of Page Intentionally Left Blank]

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

MAXWELL TECHNOLOGIES, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kevin Royal	By:	/s/ Susan Worsham
Name:	Kevin Royal	Name:	Susan Worsham
Title:	CFO	Title:	VP

[Signature Page to Credit Agreement]

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE

Schedule 2.2 – Control over Assets and Property

Borrower does not have physical possession of its assets located at the facilities set forth on Schedule 5(c) of the Security Agreement of even date herewith.

Schedule 2.4 – Litigation

Customer Claim

In 2005, a customer claimed a possible defect in a product that was produced for the Borrower’s Swiss subsidiary, Maxwell SA, under contract by a third party manufacturer, Epcos AG, and resold to the customer. In July 2011, the Borrower reached an agreement in principal with the customer to settle any and all claims for consideration of 1.8 million Euro (approximately $2.4 million as of September 30, 2011), with 500,000 Euro (approximately $670,000 as of September 30, 2011) payable to the customer up front and the remaining amount of 1.3 million Euro (approximately $1.7 million as of September 30, 2011) available to the customer as a specified discount on future purchases of the Borrower’s products. Any balance remaining of the 1.3 million Euro not used as product discount by December 31, 2014 is payable in cash at that time. This agreement is not yet final, and is therefore subject to change until a written agreement between the parties is executed. The Borrower is continuing to pursue recovery of damages from the manufacturer of the defective product, but at this time is unable to ascertain the amount of the recovery, if any. The anticipated settlement amount of 1.8 million Euro (approximately $2.4 million as of September 30, 2011) due from the Borrower to the customer has been fully accrued in “accounts payable and accrued liabilities” in the consolidated balance sheet as of September 30, 2011.

FCPA Matter

As a result of its international operations, the Borrower is subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), which prohibits companies from making improper payments to foreign officials for the purpose of obtaining or keeping business. Beginning in 2009, the Borrower conducted an internal review into payments made to its former independent sales agent in China with respect to sales of the Borrower’s high voltage capacitor products produced by the Borrower’s Swiss subsidiary. In January 2011, the Borrower reached settlements with the SEC and the U.S. Department of Justice (“DOJ”) with respect to charges asserted by the SEC and DOJ relating to the anti-bribery, books and records, internal controls, and disclosure provisions of the FCPA and other securities law violations. The Borrower settled civil charges with the SEC, agreeing to an injunction against further violations of the FCPA. Under the terms of the settlement with the SEC, the Borrower agreed to pay a total of $6.4 million in profit disgorgement and prejudgment interest, in two installments, with $3.2 million paid in the first quarter of 2011, and the remaining $3.2 million payable in the first quarter of 2012. Under the terms of the settlement with the DOJ, the Borrower agreed to pay a total of $8.0 million in penalties in three installments, with $3.5 million paid in the first quarter of 2011, and $2.3 million payable in each of the first quarters of 2012 and 2013. As part of the settlement, the Borrower

CONFIDENTIAL TREATMENT REQUESTED

entered into a three-year deferred prosecution agreement (“DPA”) with the DOJ. If the Borrower remains in compliance with the terms of the DPA, at the conclusion of the term, the charges against the Borrower will be dismissed with prejudice. Further, under the terms of the agreements, the Borrower will periodically report to the SEC and DOJ on the Borrower’s internal compliance program concerning anti-bribery. As of September 30, 2011, $5.4 million is included in “accounts payable and accrued liabilities” and $2.3 million is included in “other long-term liabilities” on the accompanying consolidated balance sheet.

Shareholder Derivative Suit

In August 2010, a shareholder derivative action was filed in the Superior Court for San Diego County, California, allegedly on behalf of and for the benefit of the Borrower, against certain of the Borrower’s current and former officers and directors alleging, among other claims, breach of fiduciary duty, waste of corporate assets, and unjust enrichment. The complaint was titled Lozides v. Schramm et al. and alleged that the individual defendants allowed the Borrower to violate the U.S. Foreign Corrupt Practices Act (“FCPA”) and failed to maintain internal controls and accounting systems for compliance with the FCPA. In September 2010, Washtenaw County Employees’ Retirement System v. Guyett et al., another derivative action, was filed in the same court against certain of the Borrower’s current and former officers and directors, as well as a member of the Borrower’s management team, alleging substantially similar claims. In October 2010, the two actions were consolidated. The amended consolidated shareholder derivative complaint was filed on March 24, 2011 against certain of the Borrower’s current and former directors and officers, as well as members of the Borrower’s management team, bringing similar claims as the previous complaints. On May 6, 2011, the defendants filed a demurrer (motion to dismiss) for all claims asserted under the complaint. On June 23, 2011, the plaintiffs filed an opposition to this demurrer contesting the validity of the defendants’ grounds for dismissal. On August 12, 2011, the court considered the parties’ respective filings and granted in part and denied in part the defendants’ demurrer. Mediation is scheduled for December 15, 2011. Because the consolidated action is derivative in nature, it does not seek monetary damages from the Borrower. However, the Borrower may be required throughout the term of the action to advance the legal fees and costs incurred by the individual defendants and to incur other financial obligations. At this preliminary stage, the Borrower cannot predict the ultimate outcome of this action and therefore has not accrued an amount for any potential costs associated with this action.

ISE Matter

On January 11, 2011, the Borrower attended a bankruptcy proceeding for a previous customer, ISE, in order to bid on certain intellectual property and other assets that were being auctioned. During this proceeding, an offer for sale was presented for any and all potential ISE claims against Maxwell. These potential claims essentially related Maxwell’s intellectual property and also possible preference payments made to Maxwell by ISE prior to ISE filing bankruptcy. It should be noted that these claims had never been presented to Maxwell by ISE or any other party prior to this time. Although the Borrower was aware of a potential opinion by ISE that Maxwell’s products infringed ISE’s intellectual property, the opinion had never been substantiated by ISE or brought forth in any formal or written matter. At the January 11, 2011 proceeding, the Borrower bid $250,000 to purchase the right to any and all future ISE claims against Maxwell, with the intent to absolve itself of any future potential claims by third parties. Since this time, in the interest of a more expedient resolution to this matter, Maxwell has increased its settlement offer to ISE to $500,000. To date, ISE has not indicated whether it will

CONFIDENTIAL TREATMENT REQUESTED

accept or reject the revised settlement offer of $500,000. The Borrower continues to believe that it has strong legal defenses against this claim, and the Borrower does not believe a settlement amount significantly in excess of $500,000 is likely. This amount has been fully accrued in “accounts payable and accrued liabilities” in the consolidated balance sheet as of September 30, 2011.

IP Infringement Matter

In late March 2011, Dr. Linda Zhong, the Senior Director of Research and Development for the Borrower’s ultracapacitor products, resigned from the Borrower. Due to suspicious facts surrounding the employee’s departure from the Borrower, the Borrower conducted a forensic analysis of the employee’s work-issued computer. As a result of this analysis, it was discovered that a large number of the Borrower’s proprietary documents had been copied to the employee’s local computer and then transferred to the employee’s personal external storage medium. On May 11, 2011, the Borrower filed a formal complaint in San Diego Superior Court against the former employee asserting, among other causes of action, trade secret misappropriation and breach of contract. The Borrower has incurred significant legal expenses in pursuing this claim, and could continue to incur significant legal costs due to the ongoing nature of this matter.

DCIS Matter

In 2007, the Borrower delivered single board computer (SBC) products to two separate customers who were planning to supply the SBC products as incorporated into larger systems for agencies of the US. During Q3 2008, one of these two customers reported intermittent failures in the SBCs sold to it by Maxwell. On March 23, 2010, the Borrower was contacted by an agent from the Defense Criminal Investigative Services (DCIS) requesting a meeting to discuss the failures experienced by the SBC product. On April 19, 2011, the DCIS agent contacted the Borrower again to request a follow up meeting to ask additional questions. Essentially, the Borrower believes that the DCIS agent is considering the appropriateness of the Borrower’s actions regarding the discovered failures of the SBC. On June 3, 2011, the DCIS served a subpoena on the Borrower requesting that the Borrower produce certain documents. The Borrower has been producing documents to DCIS on a rolling basis since July 15, 2011. To date, no formal actions have been taken by DCIS with respect to any documents provided by the Borrower. At this time, the Borrower is unable to estimate any loss associated with this matter given the early phase of the document production to DCIS. The Borrower has incurred significant legal expenses in pursuing this claim, and could continue to incur significant legal costs due to the ongoing nature of this matter.

Wrongful Termination Claim

In November 2011, the Borrower received a demand letter claiming disability discrimination and wrongful termination of a former employee. The letter included a settlement offer of approximately $400,000. Due to the early stage of the matter, the Borrower is not able to estimate the outcome of this matter at this time.

CONFIDENTIAL TREATMENT REQUESTED

Schedule 2.6 – Taxes

Borrower’s tax advisors have advised Borrower that it may have an unpaid tax liability to [*] in the approximate amount of $272,000 [*]1. Borrower is continuing to evaluate this matter with its tax advisors. This amount has been fully accrued for in the balance sheet.

Schedule 2.11 – Environmental Matters

None.

Schedule 5.2 – Existing Indebtedness

Foreign currency hedge contracts with Bank or its affiliates.

Real estate leases for the locations set forth on Schedule 5(b) of the Security Agreement of even date herewith.

Various automobile leases.

Amounts owed under the settlement agreement for the FCPA discussed in Schedule 2.4 to this Agreement.

Schedule 5.6 – Existing Guarantees

Obligations under that certain Maxwell Technologies Guaranty dated March 10, 2011 by and between the Borrower and Neuman Aluminum Impact Extrusion, Inc.; provided that the aggregate amount owing by Borrower at any time under such Guaranty does not exceed Seven Hundred Fifty Thousand Dollars ($750,000).

*	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

Schedule 5.9 – Permitted Liens

That certain lien held by Banc of America Leasing & Capital, LLC described in the UCC Financing Statement filed with the state of Delaware as Filing # 2007 1513216.

That certain lien held by Banc of America Leasing & Capital, LLC described in the UCC Financing Statement filed with the state of Delaware as Filing # 2008 3692777.

Automobile liens held by the lessors of such vehicles under various automobile leases.

CONFIDENTIAL TREATMENT REQUESTED

COMPLIANCE CERTIFICATE

TO:	WELLSFARGO BANK, NATIONAL ASSOCIATION
10421Wateridge Court, Suite 150
San Diego, CA 92121

I am an officer of MAXWELL TECHNOLOGIES, INC. (“Borrower”). Under the terms of that certain Credit Agreement between Borrower and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) dated as of December 5, 2011 (the “Agreement”), I hereby certify that:

1. The attached financial statements of Borrower and/or each Subsidiary dated as of                     (the “Statement Date”) are true and correct and have been accurately prepared in accordance with generally accepted accounting principles and used consistently with prior practices.

2. Unless expressly stated otherwise in a written statement attached to this Certificate, all representations and warranties contained in the Agreement remain true and correct, and as of the date hereof there exists no default or defined event of default under the Agreement or any promissory note or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

3. The calculations regarding each financial covenant below (with capitalized terms not otherwise defined having the meanings given to them in the Agreement), as of the Statement Date, and regardless of whether Borrower must be in compliance with each covenant as of the Statement Date, are as follows:

BORROWER FINANCIAL COVENANTS:

SECTION	COVENANT	ACTUAL	REQUIRED

4.9(a)	Minimum Liquidity Coverage Ratio	to 1.0	Not less than 2.0 to 1.0

4.9(b)	Quick Ratio	to 1.0	Not less than 1.125 to 1.000

4.9(c)	Quarterly EBITDA		$$3,250,000.00 during 2011, $4,000,000.00 thereafter

4.9(d)	Annual Net Income after Taxes	$	Not less than $1.00

MAXWELL TECHNOLOGIES, INC.

By:	Date:
Title:

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

TO

UCC FINANCING STATEMENT

This Exhibit A is attached to and made a part of that certain UCC Financing Statement naming MAXWELL TECHNOLOGIES, INC., as Debtor, and WELLS FARGO BANK, NATIONAL ASSOCIATION as Secured Party.

The following is hereby incorporated into said UCC Financing Statement as the description of the collateral subject thereto:

All assets and personal property of the Debtor, whether presently existing or hereafter created or acquired, and wherever located (the Collateral”).

Notwithstanding the foregoing, the Collateral does not include (i) any of the following, whether now owned or hereafter acquired: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished; any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same; trademarks, trade names, service marks, mask works, rights of use of any name or domain names and, to the extent permitted under applicable law, any applications therefor, whether registered or not; and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions; and any claims for damage by way of any past, present, or future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; (ii) more than sixty five percent (65%) of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of Maxwell Technologies SA or any other Subsidiary of Borrower, not incorporated or organized under the laws of one of the States or jurisdictions of the United States; or (iii) any rights or interests in any lease, license, contract, or agreement, as such or the assets subject thereto if under the terms of such lease, license, contract, or agreement, or applicable law with respect thereto, the valid grant of lien therein or in such assets to Bank is prohibited and such prohibition has not been or is not waived or the consent of the other party to such lease, license, contract, or agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided that such rights or interests in any such lease, license, contract or agreement and such assets subject thereto will be deemed to be “Collateral” hereunder upon the termination of; or consent, release or waiver under, such lease, license, contract or agreement, subject to applicable law.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property.

CONFIDENTIAL TREATMENT REQUESTED

CORPORATE RESOLUTION: BORROWING

TO: WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”)

RESOLVED: That this corporation, MAXWELL TECHNOLOGIES, INC., proposes to obtain credit from time to time, or has obtained credit, from Bank.

BE IT FURTHER RESOLVED, that any     of the following officers (use titles only):

together with any     of the following officers (use titles only):

of this corporation be and they are hereby authorized and empowered for and on behalf of and in the name of this corporation and as its corporate act and deed:

4. To borrow money from Bank and to assume any liabilities of any other person or entity to Bank, in such form and on such terms and conditions as shall be agreed upon by those authorized above and Bank, and to sign and deliver to Bank such promissory notes and other evidences of indebtedness for money borrowed or advanced and/or for indebtedness assumed as Bank shall require; such promissory notes or other evidences of indebtedness may provide that advances be requested by telephone communication and by any officer, employee or agent of this corporation so long as the advances are deposited into any deposit account of this corporation with Bank; this corporation shall be bound to Bank by, and Bank may rely upon, any communication or act, including telephone communications, purporting to be done by any officer, employee or agent of this corporation provided that Bank believes, in good faith, that the same is done by such person.

5. To contract for the issuance by Bank of letters of credit, to discount with Bank notes, acceptances and evidences of indebtedness payable to or due this corporation, to endorse the same and execute such contracts and instruments for repayment thereof to Bank as Bank shall require, and to enter into any swap, derivative, foreign exchange, hedge or other similar transaction or arrangement with or through Bank.

6. To mortgage, encumber, pledge, convey, grant, assign or otherwise transfer all or any part of this corporation’s real or personal property for the purpose of securing the payment of any of the promissory notes, contracts, instruments and other evidences of indebtedness authorized hereby, and to execute and deliver to Bank such deeds of trust, mortgages, pledge agreements, security agreements and/or other related documents as Bank shall require.

7. To perform all acts and to execute and deliver all documents described above and all other contracts and instruments which Bank deems necessary or convenient to accomplish the purposes of this resolution and/or to perfect or continue the rights, remedies and security interests to be given to Bank pursuant hereto, including without limitation, any modifications, renewals and/or extensions of any of this corporation’s obligations to Bank, however evidenced.

CONFIDENTIAL TREATMENT REQUESTED

Loans made pursuant to a special resolution and loans made by offices of Bank other than the office to which this resolution is delivered shall be in addition to the foregoing limitation.

BE IT FURTHER RESOLVED, that the authority hereby conferred is in addition to that conferred by any other resolution heretofore or hereafter delivered by this corporation to Bank and shall continue in full force and effect until Bank shall have received notice in writing, certified by the Secretary of this corporation, of the revocation hereof by a resolution duly adopted by the Board of Directors of this corporation. Any such revocation shall be effective only as to credit which is extended or committed by Bank, or actions which are taken by this corporation pursuant to the resolutions contained herein, subsequent to Bank’s receipt of such notice. The authority hereby conferred shall be deemed retroactive, and any and all acts authorized herein which were performed prior to the passage of this resolution are hereby approved and ratified.

CERTIFICATION

I,                                         , Secretary of MAXWELL TECHNOLOGIES, INC., a corporation created and existing under the laws of Delaware, do hereby certify and declare that the foregoing is a full, true and correct copy of the resolutions duly passed and adopted by the Board of Directors of said corporation, by written consent of all Directors of said corporation or at a meeting of said Board duly and regularly called, noticed and held on December 5, 2011, at which meeting a quorum of the Board of Directors was present and voted in favor of said resolutions; that said resolutions are now in full force and effect; that there is no provision in the Certificate of Incorporation or Bylaws of said corporation, or any shareholder agreement, limiting the power of the Board of Directors of said corporation to pass the foregoing resolutions and that such resolutions are in conformity with the provisions of such Articles of Incorporation and Bylaws; and that no approval by the shareholders of, or any of the outstanding shares of, said corporation is required with respect to the matters which are the subject of the foregoing resolutions.

IN WITNESS WHEREOF, I have hereunto set my hand, and if required by Bank affixed the corporate seal of said corporation, as of December 5, 2011.

Secretary

CERTIFICATE OF INCUMBENCY

To:	WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”)

The undersigned,                                         , Secretary of MAXWELL TECHNOLOGIES, INC., a corporation created and existing under the laws of Delaware, hereby certifies to Bank that: (a) each of the following named persons are duly elected officers of this corporation and presently hold the titles specified below; (b) said officers are authorized to act on behalf of this corporation in transactions with Bank; and (c) the signature opposite each officer’s name is his or her true signature:

Title	Name	Signature

The undersigned further certifies that if any of the above-named officers change, or if, at any time, any of said officers are no longer authorized to act on behalf of this corporation in transactions with Bank, this corporation shall immediately provide to Bank a new Certificate of Incumbency. Bank is hereby authorized to rely on this Certificate of Incumbency until a new Certificate of Incumbency certified by the Secretary of this corporation is received by Bank.

IN WITNESS WHEREOF, I have hereunto set my hand, and if required by Bank affixed the corporate seal of said corporation, as of December 5, 2011.

Secretary